UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 13, 2006
TD Banknorth Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51179	01-0437984

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

P.O. Box 9540, Two Portland Square, Portland, Maine	04112-9540

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (207) 761-8500
Not Applicable

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On April 13, 2006, TD Banknorth Inc. (“TD Banknorth”) and Interchange Financial Services Corporation (“Interchange”) entered into an Agreement and Plan of Merger (the “Agreement”), which sets forth the terms and conditions pursuant to which a newly-formed subsidiary of TD Banknorth will be merged with and into TD Banknorth (the “Merger”). The Agreement provides, among other things, that as a result of the Merger each outstanding share of Interchange common stock (subject to certain exceptions) will be converted into the right to receive $23.00 in cash, without interest.
     Concurrently with the execution of the Agreement, TD Banknorth and its majority stockholder, The Toronto-Dominion Bank, entered into a letter agreement which provides for the sale of 13.0 million shares of TD Banknorth common stock to The Toronto-Dominion Bank at a price of $31.17 per share on the closing date for the Merger. The proceeds from this transaction will be used by TD Banknorth to fund a substantial portion of the Merger consideration.
     Consummation of the Merger is subject to a number of customary conditions, including, but not limited to (i) the approval of the Agreement by the shareholders of Interchange and (ii) the receipt of requisite regulatory approvals of the Merger and the proposed merger of Interchange’s banking subsidiary, Interchange Bank, with and into TD Banknorth’s banking subsidiary, TD Banknorth, N.A., immediately following consummation of the Merger.
     In connection with the execution of the Agreement, TD Banknorth and Anthony S. Abbate entered into a consulting and noncompetition agreement dated as of April 13, 2006. The consulting agreement provides, among other things, that Mr. Abbate shall provide specified consulting services to TD Banknorth and that he will not compete with TD Banknorth in accordance with the terms of the consulting and noncompetition agreement during the one-year period following consummation of the Merger and that TD Banknorth shall pay to Mr. Abbate total consideration of $100,000 per year for his consulting services and noncompetition agreement.
     For additional information, reference is made to the press release dated April 13, 2006, which is included as Exhibit 99.1 and is incorporated herein by reference, and the other exhibits filed herewith.
Item 3.02 Unregistered Sales of Equity Securities
     As reported in Item 1.01 of this Report, TD Banknorth and The Toronto-Dominion Bank entered into a letter agreement on April 13, 2006 which provides for the sale of 13.0 million shares of TD Banknorth common stock to The Toronto-Dominion Bank at a price of $31.17 per share on the closing date for the Merger. The offer and sale are exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

Item 9.01 Financial Statements and Exhibits
     (c) The following exhibits are included with this Report:

Exhibit No.	Description
2.1	Agreement and Plan of Merger between Interchange and TD Banknorth, dated as of April 13, 2006

10.1	Form of Shareholder Agreement between each director of Interchange and TD Banknorth (included as Exhibit A to Exhibit 2.1)

10.2	Letter Agreement between TD Banknorth and The Toronto-Dominion Bank, dated as of April 13, 2006

10.3	Consulting and Noncompetetion Agreement between TD Banknorth and Anthony S. Abbate, dated as of April 13, 2006

99.1	Press Release, dated April 13, 2006

99.2	Investor Presentation, dated April 13, 2006
*     *     *
The press release and investor presentation included as Exhibits 99.1 and 99.2, respectively, and incorporated herein by reference contain forward-looking statements regarding TD Banknorth’s acquisition of Interchange Financial Services Corporation. Words such as “expect,” “feel,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) estimated cost savings from the acquisition cannot be fully realized within the expected time frame; (2) revenues following the acquisition are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of TD Banknorth and Interchange are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which TD Banknorth will be doing business, are less favorable than expected; (7) legislation or changes in regulatory requirements adversely affect the businesses in which TD Banknorth would be engaged; or (8) factors which would result in a condition to the transaction not being met. Neither TD Banknorth nor Interchange undertakes any obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BANKNORTH GROUP, INC.

By:	/s/ Peter J. Verrill

	Name:	Peter J. Verrill
	Title:	Vice Chairman and Chief Operating Officer
Date: April 17, 2006

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